Exhibit 23. Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements of McDonald's Corporation (listed below) and in the related prospectuses of our reports dated February 22, 2019 with respect to the consolidated financial statements of McDonald's Corporation and the effectiveness of internal control over financial reporting of McDonald's Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2018.

Commission File No. for Registration Statements

Forms S-8	Form S-3

333-71656	333-226380
333-115770
333-149990
333-177314
333-193015
333-225280

ERNST & YOUNG LLP
Chicago, Illinois
February 22, 2019